EXHIBIT (99)(b)
Clark Equipment Company
100 North Michigan St.
P.O. Box 7008
South Bend, Indiana 46634


                                NEWS RELEASE


Contact:  Joe Fimbianti                      Release Date:  Immediate
          219-239-0176


             CLARK EQUIPMENT ANNOUNCES INTENT TO SELL SHARES OF
                 VME GROUP JOINT VENTURE IN PUBLIC OFFERING


SOUTH BEND, INDIANA, January 26, 1995-- Clark Equipment Company (NYSE:
CKL) today announced that it plans to offer all of its shares of VME Group N.V., its 50-percent-owned joint venture with AB Volvo in an initial public offering. VME filed an F-1 Registration Statement with the Securities and Exchange Commission for an initial public offering of 35 million shares of common stock with an estimated price of $20 per share. Clark intends to sell 31,500,000 shares. Clark has granted the underwriter an option to purchase an additional 3.5 million shares of common stock to cover over allotments.

VME designs, manufactures and markets a range of high quality construction and earth-moving equipment and related after-market parts for sale in most world markets. Formed as a joint venture in 1985, VME had sales of $1.5 billion in 1994.

In making the announcement, Leo J. McKernan, Clark chairman, president and chief executive officer said, "The time is now right for VME to proceed as an independent business and for Clark to pursue new opportunities to build value for our shareholders. Assuming all the shares are sold, Clark expects to net up to $475.0 million after taxes and transaction costs. Clark will also record an accounting gain of $280.0 million. We expect the sale to be completed by early April, 1995."

Mr. McKernan added, "We intend to use the expected proceeds of the offering to enhance shareholder value two ways: First, we will use a substantial portion of the proceeds to acquire profitable businesses with distinctive market advantages to which we can add value. Second, at Clark's February Board meeting, we plan to request authorization to repurchase up to three million shares on the open market."









A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

Clark Equipment Company's core businesses design, manufacture and sell skid-steer loaders, highway paving and construction equipment, and axles and transmissions for off-highway equipment.